                                                                Exhibit 2.3

                            SHARE PURCHASE AGREEMENT

                                      AMONG

                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                                       AND

                          DR. JOHANN JAKOB VOLLENWEIDER

                                       AND

                                  ALBERS & CO.

                                       AND

                                DR. ERNST FISCHER

                                       AND

                              INNOVENT CAPITAL LTD.

                                       AND

                                 WERNER HASSLER

                                       AND

                                DR. PETER JOLLER

                                       AND

                              DR. DAVID KARABELNIK

                                       AND

                                DR. ANDREAS WICKI

                                       AND

                                ANAWA HOLDING AG


                           --------------------------

                           DATED AS OF APRIL 30, 1998

                           --------------------------

         SHARE PURCHASE AGREEMENT dated as of April 30, 1998



AMONG: PHOENIX INTERNATIONAL LIFE SCIENCES INC., a corporation incorporated under the Canada Business Corporations Act, having its head office at 2350, Cohen Street, Saint-Laurent, Quebec, Canada, H4R 2N6, herein acting and represented by Suzanne Peeters, its duly authorized representative;

                                    (hereinafter "Phoenix")


AND: DR. JOHANN JAKOB VOLLENWEIDER, residing at Unterdorfstrasse 23, 8602 Wangen, Switzerland;

                                    (hereinafter "Vollenweider")


AND: ALBERS & CO., a Swiss partnership having its head office at Schanzengasse 14, 8000 Zurich, Switzerland, herein acting and represented by Dr. Johann Jakob Vollenweider, its duly authorized representative;

                                    (hereinafter "Albers")


AND: DR. ERNST FISCHER, residing at Heugatterstrasse 24, 8600 Dubendorf, Switzerland;

                                    (hereinafter "Fischer")


AND: INNOVENT CAPITAL LTD., a company incorporated under the laws of the Cayman Islands, with a corporate seat at Midland Bank Trust Building, P.O. Box 1109, Fort Street, Grand Cayman, B.W.I., herein acting and represented by Dr. Johann Jakob Vollenweider, its duly authorized representative;

                                    (hereinafter "Innovent")


AND:                                WERNER HASSLER, residing at Buchserstrasse
                                    43, 8157, Dielsdorf, Switzerland;

                                    (hereinafter "Hassler")



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                                      - 2 -

AND:                                DR. PETER JOLLER, residing at
                                    Spitzackerstrasse 8, 8057 Zurich,
                                    Switzerland;

                                    (hereinafter "Joller")


AND: DR. DAVID KARABELNIK, residing at Untere Allmend 12, 8702 Zollikon, Switzerland;

                                    (hereinafter "Karabelnik")


AND:                                DR. ANDREAS WICKI, residing at Hohestrasse
                                    39, 8702 Zollikon, Switzerland;

                                    (hereinafter "Wicki")


                                    (Vollenweider, Albers, Fischer, Innovent,
                                    Hassler, Joller, Karabelnik and Wicki are hereinafter collectively referred to as the "Vendors")


AND: ANAWA HOLDING AG, a Swiss corporation with capital of SFr3,000,000, registered in the Commercial Register of the Canton of Zug under number CH-170.3.016.195-4 and having its head office at Industriestrasse 13c, 6300 Zug, Switzerland, herein acting and represented by Dr. Johann Jakob Vollenweider, its duly authorized representative;

                                    (hereinafter "Anawa")


         WHEREAS, the Vendors hold, directly or indirectly, as more fully set out in Schedule A, all of the outstanding shares and voting rights of Anawa;

         WHEREAS, ANAWA Laboratorien AG ("Laboratories"), a Swiss corporation, with capital of SFr1,110,000, registered in the Commercial Register of the Canton of Zurich under number CH- 020.3.901.417-4 and having its head office at Unterdorfstrasse 23, 8602 Wangen-Bruttisellen, Switzerland, is a subsidiary of Anawa, held as to 100% by Anawa. The capital structure of Laboratories is set forth in Schedule B;

         WHEREAS, ANAWA Trading AG ("Trading"), a Swiss corporation, with capital of SFr100,000, registered in the Commercial Register of the Canton of Zurich under number CH-020.3.901.440-9 and having its head office at Unterdorfstrasse 23, 8602 Wangen-Bruttisellen, Switzerland, is a subsidiary of Anawa, held as to 100% by Anawa. The capital structure of Trading is set forth in Schedule C;

         WHEREAS the Vendors have agreed to sell all of the outstanding shares of Anawa to Phoenix in consideration for the issuance to the Vendors of common shares of Phoenix;

         NOW, THEREFORE, the parties hereto agree as follows:

1.       INTERPRETATION AND DEFINITIONS

         Except as the context otherwise explicitly requires, (a) the capitalized term "Section" refers to sections of this Agreement; (b) the capitalized terms "Schedules" and "Exhibit" refer to schedules and exhibits to this Agreement; (c) references to a particular Section include all subsections thereof; (d) the word "including" shall be construed as "including without limitation"; (e) accounting terms not otherwise defined herein have the meaning provided under GAAP (as defined below); (f) references to a particular law, statute or regulation include all rules and regulations thereunder and any successor, law, statute, regulation or rules, in each case as from time to time in effect; (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement; (h) references to dollars or $ in this Agreement are to Canadian dollars. In this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them:

         1.1 "AFFILIATE" means, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this Agreement, "Affiliate" also means an affiliate as such term is defined by the SEC.

         1.2 "ANAWA AFFILIATE" means any of Vollenweider, Albers, Fischer, Innovent, Karabelnik and Wicki.

         1.3 "ARTICLES" means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization and articles of arrangement, including amendments thereto, as in effect from time to time, of Anawa.

         1.4 "COMPENSATION" as applied to any Person means the aggregate of all salaries, compensation, remuneration or bonuses of any character, retirement or pension benefits of any kind, or other payments of any kind whatsoever (other than health and medical benefits made available to employees generally and advances and reimbursements of business expenses) made directly or indirectly by Anawa, any of the Subsidiaries or other specified Persons to such Person and affiliates of such Person.

         1.5 "COMPLETION DATE" means the date of this Agreement, i.e. April 30, 1998.

         1.6 "CONSOLIDATED", when used with reference to any term, means that term as applied to the accounts of Anawa or other indicated Person and each of its respective Subsidiaries, consolidated or combined in accordance with GAAP after eliminating all inter-company operations and with appropriate deductions for minority interests in Subsidiaries.

         1.7 "CONTRACTUAL OBLIGATION" means, with respect to any Person, any contracts, agreements, deeds, hypothecs, mortgages, indentures, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents or instruments, including any provisions of its articles of incorporation or other constituting documents or by-laws and any document or instrument evidencing Indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any property or asset of any such Person is subject.

         1.8 "DISTRIBUTION" means (a) the declaration or payment of any dividend on or in respect of the shares of any class or series of shares of Anawa, any of the Subsidiaries or other specified Person, other than dividends payable solely in common shares of the share capital of the payor; (b) the purchase, redemption or other retirement of any shares of any class of Anawa, any of the Subsidiaries or other specified Person directly, or indirectly through a Subsidiary or otherwise; or
                  (c) any other distribution on or in respect of any shares of any class or series of shares of Anawa, any of the Subsidiaries or other specified Person.

         1.9      "ESCROW AGENT" means Montreal Trust Company.

         1.10 "ESCROW AGREEMENT" means the escrow agreement entered between the parties hereto and the Escrow Agent a copy of which is attached hereto as Schedule 1.10.

         1.11 "ESCROWED SECURITIES" means the Phoenix Shares escrowed pursuant to Section 2.4 together with all Proceeds (as defined in the Escrow Agreement).

         1.12 "ESCROWED SHARE PRICE" means the amount obtained by adding the opening and closing prices of the common shares of Phoenix on each of the Montreal Exchange and The Toronto Stock Exchange for the ten trading days preceding the date of execution of the present Agreement, divided by 40.

         1.13 "ENVIRONMENTAL LAWS" means all Legal Requirements (including consent decrees, administrative orders and contractual obligations) relating to public health and safety, workers health and safety and pollution or protection of the environment.

         1.14 "GAAP" means generally accepted accounting principles, as in effect from time to time, consistently applied.

         1.15 "GUARANTEE" means (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (b) any other arrangement whereby credit or financial assistance is extended to one obligor on the basis of any promise or undertaking of another Person (i) to pay the Indebtedness of such obligor, (ii) to purchase any obligation owed by such obligor, or (iii) to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto or appears in a "keep well" agreement, "comfort letter" or "take or pay" agreement, and (c) any liability of Anawa or any of the Subsidiaries as general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other obligations of such partnership or venture; provided, however, that in no event shall Guarantees include product warranties given or the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

         1.16 "INDEBTEDNESS" means (a) all indebtedness, obligations and liabilities for borrowed money and similar monetary obligations evidenced by bonds, notes debentures, evidences of indebtedness, capitalized lease obligations, deferred purchase price of property (other than ordinary trade payables) or otherwise, whether direct or indirect; and (b) all indebtedness, obligations and liabilities secured by any Liens existing on property owned or acquired, whether or not the liability secured thereby shall have been assumed.

         1.17 "LEGAL REQUIREMENT" means any national, provincial, regional, municipal, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, by-law, policy, guideline, directive, standard and any other provision having the force or effect of law or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit, certificate, authorization, registration or similar right granted under any of the foregoing.

         1.18 "LIEN" means (a) any hypothec, priority, mortgage, pledge, lien, charge, security interest or other similar encumbrance upon any property or assets of any character, or upon the income or profits therefrom, whether arising by agreement or under law, or otherwise (b) any conditional sale or other title retention agreement or arrangement (including a capitalized lease); (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles, or chattel paper, with or without recourse, or (d) any transaction (regardless of form) which is intended to create any charge or encumbrance on property to secure the payment or performance of an obligation.

         1.19 "MANAGEMENT" means each of Wicki, Vollenweider, Hassler, Karabelnik and Joller.
 .
         1.20 "MATERIAL ADVERSE EFFECT" means any (a) material adverse effect whatsoever upon the validity, performance or enforceability of this Agreement, (b) material adverse effect upon the business, assets, financial condition, income or prospects of Anawa and the Subsidiaries on a Consolidated basis, or (c) material adverse effect upon the ability of the Vendors to perform their obligations under this Agreement.

         1.21     "PERMITTED LIEN" means those Liens indicated on Schedule 1.21.

         1.22 "PERSON" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization, business trust, limited liability company and any governmental or administrative department or agency or political subdivision.

         1.23 "PHOENIX AFFILIATES" means John Hooper, Heather Baker, Judy Zilber, Jean-Yves Caloz, Sue Campbell, Dr. Richard Lalonde, Diane Bouchard, Diane Matheou, Millicent Broderick, Blake Glover, Carmen Discenza, Richard L. Lalonde, Tom Pillsworth, Pamela Burnett, Ebi Kimanani, John Burrows, John Capicchioni, Chris Kemper, Martine Ortega, Lucien Steru, Dominique Steru, Claude E. Forget, Bertran Spilker, Robert Raich, David Goldman and Suzanne Peeters.

         1.24     "SEC" means the United States Securities and Exchange
                  Commission.

         1.25 "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

         1.26 "SHARES" means 9,016 bearer shares with a nominal value of SFr200 each and 11,968 registered shares with a nominal value of SFr100 each of Anawa being all of the issued and outstanding shares of Anawa.

         1.27 "SUBSIDIARIES" means Laboratories and Trading and "SUBSIDIARY" means any of the Subsidiaries on an individual basis.

2.       SALE AND PURCHASE OF SHARES

         2.1      AGREEMENT TO PURCHASE AND SELL SHARES

                  Upon the terms and subject to the conditions hereof and in reliance on the representations and warranties of Phoenix set forth in
         Section 4, Vollenweider, Albers, Fischer, Innovent, Hassler, Joller, Karabelnik and Wicki hereby sell to Phoenix and, upon the terms and subject to the conditions hereof and in reliance on the representations and warranties of the Vendors set forth in Section 3, Phoenix hereby purchases from Vollenweider, Albers, Fischer, Innovent, Hassler, Joller, Karabelnik and Wicki, the Shares, as set forth below:


          VENDOR                          NUMBER OF ANAWA REGISTERED AND BEARER SHARES
          ------                          --------------------------------------------
                                               REGISTERED                 BEARER
                                             --------------             ----------
          Vollenweider                             3,430                     797
          Albers                                       0                   2,350
          Fischer                                  1,973                     275
          Innovent                                     0                   2,600
          Hassler                                    200                      75
          Joller                                   1,480                       0
          Karabelnik                               3,429                     797
          Wicki                                    1,456                   2,122
                                                   -----                   -----

          TOTAL                                   11,968                   9,016

2.2      PRICE OF SHARES

         The purchase price of the bearer shares is payable by the issuance by Phoenix to Vollenweider, Albers, Fischer, Innovent, Hassler, Karabelnik and Wicki of an aggregate of 315,954 common shares of Phoenix. The aggregate purchase price for the bearer shares is to be allocated among Vollenweider, Albers, Fischer, Innovent, Hassler, Karabelnik and Wicki as follows:

       VENDOR                               NUMBER OF PHOENIX SHARES
       ------                               ------------------------
       Vollenweider                                  27,930
       Albers                                        82,352
       Fischer                                        9,637
       Innovent                                      91,114
       Hassler                                        2,627
       Karabelnik                                    27,931
       Wicki                                         74,363
                                                    --------

       TOTAL                                         315,954

         The purchase price of the registered shares is payable by the issuance by Phoenix to Vollenweider, Fischer, Hassler, Joller, Karabelnik and Wicki of an aggregate of 209,697 common shares of Phoenix. The aggregate purchase price for the registered shares is to be allocated among Vollenweider, Fischer, Hassler, Joller, Karabelnik and Wicki as follows:


       VENDOR                               NUMBER OF PHOENIX SHARES
       ------                               ------------------------
       Vollenweider                                  60,099
       Fischer                                       34,570
       Hassler                                        3,505
       Joller                                        25,932
       Karabelnik                                    60,080
       Wicki                                         25,511
                                                    --------

       TOTAL                                         209,697

         (The common shares of Phoenix issued to the Vendors pursuant to this Section 2.2 are hereinafter collectively referred to as the "Phoenix Shares".)

         2.3      DELIVERY OF SHARES AND PAYMENT OF PURCHASE PRICE

                  2.3.1 Phoenix hereby acknowledges receipt from each of Vollenweider, Albers, Fischer, Innovent, Hassler, Joller, Karabelnik and Wicki of certificates representing the Shares duly endorsed in blank for transfer by Vollenweider, Albers, Fischer, Innovent, Hassler, Joller, Karabelnik and Wicki.

                  2.3.2 Vollenweider, Albers, Fischer, Innovent, Hassler, Joller, Karabelnik and Wicki hereby acknowledge receipt from Phoenix of certificates registered in the names of Vollenweider, Albers, Fischer, Innovent, Hassler, Joller, Karabelnik and Wicki representing 66.4% of the purchase price for the Shares.

         2.4      ISSUANCE INTO ESCROW

                  Notwithstanding any provision of this Agreement, upon delivery of the Phoenix Shares pursuant to Section 2.3, 10% of the aggregate number of the Phoenix Shares and Phoenix Shares representing the total amount of the specific contingencies referred to in Section 8 hereof calculated using an amount of SFr220,000 in respect of the specific contingency referred to in Section 8.2 hereof shall be delivered immediately to the Escrow Agent, on a pro rata basis among the Vendors, to be held and released by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. All such Phoenix Shares shall be issued in the name of the Escrow Agent, as escrow agent under the Escrow Agreement. The Vendors hereby acknowledge receipt of such 33.6% of the purchase price of the Shares on their behalf by the Escrow Agent.

3.       REPRESENTATIONS AND WARRANTIES OF VENDORS

         In order to induce Phoenix to enter into this Agreement and to purchase the Shares hereunder, the Vendors hereby make the following representations and warranties to Phoenix. The Vendors' liability for the following representations and warranties shall be joint, and not solidary i.e. pro rata to the number of Phoenix Shares received by each Vendor according to Section 2.2, except in the event of fraud with respect thereto.

         3.1      SHARES

                  The Vendors own the Shares free and clear of all Liens and there are no rights or other obstacles of any nature whatsoever to the sale of the Shares to Phoenix.

         3.2      ORGANIZATION

                  3.2.1 DUE INCORPORATION, ETC. Each of Anawa and the Subsidiaries is duly incorporated or organized and validly exists under the laws of its jurisdiction of incorporation, and is in good standing under the laws applicable to it and has all necessary corporate capacity and power to own and lease its property and assets and to carry on the businesses now conducted or presently proposed to be conducted by it.

                  3.2.2 SUBSIDIARIES. Anawa does not own or control, directly or indirectly, or have an interest in, any other corporation, partnership, association or business entity other than the Subsidiaries.

                  3.2.3 MANAGEMENT. The Management of Anawa and the Subsidiaries is exclusively comprised of the Persons referred to in Section 1.19.

                  3.2.4 AUTHORIZATIONS AND APPROVALS. All authorizations, approvals, licences, permits, certificates, registrations, consents, exemptions or declarations required in order for each of Anawa and the Subsidiaries to own or lease their property and assets and to carry on their business in all jurisdictions in which such property and assets are located or such business is carried on have been duly obtained or effected and are in full force and effect except for authorizations, approvals, licences, permits, certificates, registrations, consents, exemptions or declarations, the absence of which, individually or in the aggregate, does not and shall not result in a Material Adverse Effect.

                           In particular:

                           (a) except for permits, certificates, licences, registrations and other authorizations, the absence of which, individually or in the aggregate, does not and shall not result in a Material Adverse Effect, each of Anawa and the Subsidiaries hold all permits, certificates, licenses, registrations and other authorizations required under applicable Environmental Laws for their operations (the "Environmental Permits"); each such Environmental Permit is valid and in force and the operations of Anawa and the Subsidiaries are in compliance with the conditions set out in such Environmental Permits and their is no ground for revocation, expiry or annulment of any such Environmental Permits;

                           (b) except for permits, certificates, licences, registrations and other authorizations, the absence of which, individually or in the aggregate, does not and shall not result in a Material Adverse Effect, each of Anawa and the Subsidiaries hold all permits, certificates, licenses, registrations and other authorizations required under applicable Legal Requirement for clinical research for the pharmaceutical industry and pharmaceutical research (the "Research Permits"); each such Research Permit is valid and in force, the operations of Anawa and the Subsidiaries are in compliance with the conditions set out in such Research Permits and there is no ground for revocation, expiry or annulment of any such Research Permits;

                  3.2.5 CORPORATE RECORDS. The Corporate records of Anawa and each of the Subsidiaries are complete and up to date.

                  3.2.6 OFFICERS AND DIRECTORS. The officers and directors of Anawa and each of the Subsidiaries have been properly elected or appointed in accordance with applicable laws and the relevant articles of incorporation or other constituting documents.

                  3.2.7 CORPORATE ACTION. All necessary corporate action has been taken by Anawa, to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby. The Board of directors of Anawa has agreed to register Phoenix in the share ledger of Anawa as the owner of 11,968 registered shares.

         3.3      CAPITALIZATION

                  3.3.1 SHARE CAPITAL OF ANAWA. The outstanding share capital of Anawa is exhaustively set forth in Schedule A, all of which has been validly issued and is fully paid and non-assessable and, subject to no Lien, adverse claim or restriction on transfer, except restrictions on transfer under this Agreement.

                  3.3.2 OPTIONS, ETC. Other than as set forth in Schedule A and Schedule 3.3.5, Anawa does not have outstanding
                           (a) any rights (either preemptive or otherwise) or options to subscribe for or purchase, or any warrants or other agreements providing for or requiring the issuance of, any shares or any securities convertible into or exchangeable for its shares, (b) any obligation to redeem, purchase or otherwise acquire or retire any of its shares, any securities convertible into or exchangeable for its shares or any rights, options or warrants with respect thereto, (c) any rights to require Anawa to qualify for distribution for securities laws purposes, or (d) any restrictions on voting.

                  3.3.3 CAPITAL STOCK OF THE SUBSIDIARIES. The issued and outstanding shares of each Subsidiary are as set forth in Schedules B and C. The issued and outstanding shares of each Subsidiary are validly issued, and paid and non-assessable and subject to no Lien, adverse claim or restriction on transfer, other than as set forth in Schedule 3.3.3.

                  3.3.4    SUBSIDIARY OPTIONS, ETC. Other than as set forth in
                           Schedule 3.3.4, none of the Subsidiaries has outstanding (a) any rights (either preemptive or otherwise) or options to subscribe for or purchase, or any warrants or other agreements providing for or requiring the issuance of, any shares or any securities convertible into or exchangeable for its shares, (b) any obligation to redeem, purchase or otherwise acquire or retire any of its shares, any securities convertible into or exchangeable for its shares or any rights, options or warrants with respect thereto, (c) any rights to require the Subsidiary to qualify for distribution for securities laws purposes, or (d) any restrictions on voting.

                  3.3.5 NO COMMITMENTS AFFECTING SHARES, ETC. Other than as set forth in Schedule 3.3.5, neither Anawa nor any of the Subsidiaries is a party to or bound by any agreement, commitment or understanding, whether verbal or written, affecting its shares or the participating or voting rights attached thereto.

         3.4      REPORTS, FINANCIAL STATEMENTS AND OTHER DOCUMENTS

                  Phoenix has been provided with complete and correct copies of audited financial statements of Anawa and its Subsidiaries for the years ended December 31, 1994, 1995, 1996 and 1997, copies of which are attached hereto as Schedule 3.4A.

                  The financial statements of Anawa and the Subsidiaries referred to above have been prepared in accordance with Swiss GAAP and all such financial statements fairly present the financial condition of Anawa and the Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby. Other than as set forth in Schedule 3.5, neither Anawa nor any of the Subsidiaries has material liabilities, contingent or otherwise, which are not referred to in the financial statements.

                  The financial statements for the year ended December 31, 1994, 1995, 1996 and 1997, copies of which are attached hereto as Schedule 3.4A have been properly approved by the annual general meetings of shareholders of the relevant entities in due form without reservation.

                  For purposes of financial presentation, Anawa recognizes net revenue from its contracts on a percentage of completion basis as work is performed. The percentage of completion, and consequently the revenue to be recorded, of each individual contract is determined through detailed analysis and discussion between all appropriate operational and financial department management. Although Anawa does not require collateral for unpaid balances, credit losses have consistently been within Management's expectations. Certain contracts contain provisions for price adjustment for cost overruns. Such adjusted amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income.

                  Since January 1, 1998, the business of Anawa and the Subsidiaries has been operated in the customary fashion and no revenues that would have been earned by Anawa or the Subsidiaries have been earned by any Person who is an Affiliate of any of the Vendors.

                  Notwithstanding anything else in this Agreement, including, without limitation, the provisions of this Section 3.4, the Vendors make no representation or warranty of any kind whatsoever with respect to future business, financial performance or future profitability of Anawa.

         3.5      OFF BALANCE SHEET OBLIGATIONS

                  Schedule 3.5 contains a complete list of the off-balance sheet obligations of Anawa and the Subsidiaries, including all guarantees and obligations to the benefit of the Vendors, members of their families or third parties.

         3.6      CHANGES IN CONDITION

                  Since January 1, 1998:

                  3.6.1 MATERIAL ADVERSE EFFECT. No event having a Material Adverse Effect has occurred.

                  3.6.2 EXTRAORDINARY TRANSACTIONS, ETC. Other than as set forth in Schedule 3.4A, neither Anawa nor any of the Subsidiaries has (a) made any Distribution, (b) other than as set forth in Schedule 3.6.2, made any payment (other than Compensation of its directors, officers and employees in amounts in effect prior to January 1, 1998 or for bonuses accrued in accordance with normal practice prior to January 1, 1998) to any of the Vendors, (c) other than as set forth in Schedule 3.6.2, increased the Compensation, including bonuses, payable or to be payable to any of its directors, officers or employees by more than 5%, or (d) entered into any Contractual Obligation, or entered into or performed any other transaction, not in the ordinary and usual course of business and consistent with past practice.

                  3.6.3 INVENTORY AND WORK-IN-PROGRESS. The value of inventory and work-in-progress reflected in the financial statements of Anawa and the Subsidiaries has been established in accordance with Swiss GAAP and there has been no material change in the period subsequent to December 31, 1997, other than in the ordinary and usual courses of business.

                  3.6.4 REVENUES. The business of Anawa and the Subsidiaries has been operated in the customary fashion and no revenues that would have been earned by Anawa or the Subsidiaries have been earned by any Person which is an Affiliate of any of the Vendors.

         3.7      SOLVENCY

                  Each of Anawa and the Subsidiaries shall be able to pay its liabilities existing at the time of the signing of this Agreement and based on the financial condition of Anawa and the Subsidiaries at the time of signing this Agreement as they become due.

         3.8      CONTRACTUAL OBLIGATIONS, ETC.

                  3.8.1 CERTAIN CONTRACTS. Schedule 3.8.1 contains, together with a reference to the subparagraph pursuant to which each item is being disclosed, a correct and complete list of all Contractual Obligations of Anawa and the Subsidiaries of the types described below:

                           (a) All collective bargaining agreements; all employment agreements, all profit sharing, profit participation, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plans or agreements; and all plans, agreements or practices which constitute Compensation or "fringe benefits" to any of the employees of Anawa or the Subsidiaries, including vacation programs, sick leave programs, group medical insurance, group life insurance, disability insurance and related benefits.

                           (b) All Contractual Obligations under which Anawa or the Subsidiaries are restricted from carrying on any business, venture or other activities anywhere in the world.

                           (c) All Contractual Obligations (including options) to sell, lease (as lessor), exchange or otherwise dispose of or transfer any of the properties or assets of Anawa or the Subsidiaries except in the ordinary course of business.

                           (d) All Contractual Obligations pursuant to which Anawa or the Subsidiaries guarantees or otherwise assumes any liability of or gives financial assistance to any Person, or pursuant to which any Person guarantees or otherwise assumes any liability of Anawa or the Subsidiaries.

                           (e) All Contractual Obligations constituting license agreements, service agreements, consulting agreements or other similar arrangements, the termination of which, individually or in the aggregate, would result in a Material Adverse Effect.

                           (f) All Contractual Obligations under which Anawa or any of the Subsidiaries leases immovable property or is obligated to lease or purchase immovable property or incur capital expenditures in excess of SFr100,000 annually.

                           (g) All Contractual Obligations of Anawa or the Subsidiaries relating to the borrowing of money or to the creation of a Lien, other than a Permitted Lien, on any property or asset of Anawa, or the Subsidiaries.

                           (h) All Contractual Obligations of Anawa or any of the Subsidiaries requiring a notice exceeding 6 (six) months for termination.

                  3.8.2 NATURE OF CONTRACTS. All of the Contractual Obligations of Anawa and the Subsidiaries at the Completion Date are enforceable against Anawa and the Subsidiaries, the other parties thereto, in accordance with their terms; except for Contractual Obligations the failure of which to be so enforceable does not and shall not, individually or in the aggregate, result in a Material Adverse Effect. Except for breaches, defaults and liabilities which do not and shall not individually or in the aggregate result in a Material Adverse Effect, neither Anawa nor any of the Subsidiaries is now in default, and no event has occurred which with notice or lapse of time or both would constitute a default under, nor are there any liabilities arising from any breach or default by any of them or event which with notice or lapse of time or both would constitute a default by any of them prior to the Completion Date of, any provision of any such Contractual Obligation.

                  3.8.3 ARTICLES. Neither Anawa nor any of the Subsidiaries is in violation of, or in default under, any provision of its articles or constituting documents and Phoenix has been provided with complete and correct copies of such articles or constituting documents.

                  3.8.4 INSURANCE. Each of Anawa and the Subsidiaries carries insurance policies with independent third party insurers which, with respect to their amounts and types of coverage, are adequate to insure against risks to which each of Anawa and the Subsidiaries and their respective property and assets are normally exposed in the operation of their respective businesses, including without limitation professional liability. All policies, the absence of which, individually or in the aggregate, would result in a Material Adverse Effect, are in full force and effect. There are no outstanding unpaid premiums except in the ordinary course of business, and neither Anawa nor any Subsidiary has received any notice of cancellation or non-renewal of any such policy. Neither Anawa nor any Subsidiary is aware of any risks, situations, occurrences or other matters which have been disclosed, or should have been disclosed, to insurance carriers or brokers in connection with any application for such insurance as a result of which an insurance carrier would have a right to cancel the corresponding insurance policy or deny coverage with respect to any rights under any such policies. There exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or occasion a material premium increase under any such policy or give rise to, and neither Anawa nor any Subsidiary has any anticipation of, any termination or cancellation thereof or material premium increase therefor.

                  3.8.5 DISPUTE. Neither Anawa nor any of the Subsidiaries has received any notice from any supplier, vendor, contractor, customer or client with which Anawa or such Subsidiary has conducted business during the one-year period ending on the date of this Agreement confirming such Person's intention to reduce the volume under, terminate or otherwise alter any Contractual Obligation with Anawa or any Subsidiary, the effect of which, individually or in the aggregate, would result in a Material Adverse Effect.

         3.9      OPERATIONS IN CONFORMITY WITH LAW, ETC.

                  The operations of Anawa and the Subsidiaries as now conducted, and their properties, assets, equipments, buildings, immoveables and leased or occupied properties, are not, and have not been, in violation of, nor is Anawa or any of the Subsidiaries in default and no event has occurred which with notice or lapse of time or both would constitute a default under, any applicable Legal Requirements including, in particular, any applicable Environmental Laws or Legal Requirements regarding clinical research and experimentation on animals, except for such violations and defaults as do not and shall not, in the aggregate, have a Material Adverse Effect. Neither Anawa nor any of the Subsidiaries has received notice of any such violation or default and there are no basis on which the operations of Anawa or any of the Subsidiaries, when conducted as currently proposed to be conducted after the Completion Date, would be held so as to violate or to give rise to any such violation or default. Anawa and the Subsidiaries have all franchises, licenses, permits, certificates, authorizations, registrations or other authority presently necessary for the conduct of their business as now conducted, except for franchises, licences, permits, certificates, authorizations, registrations or other authority, the absence of which, individually or in the aggregate, does not and shall not result in a Material Adverse Effect. Based on the facts presently known to the Vendors and Management, all future expenditures on the part of Anawa and the Subsidiaries required to meet the provisions of any presently existing applicable Legal Requirements (including Legal Requirements relating to employment practices or to occupational or health standards or to environmental considerations) shall not, in the aggregate, have a Material Adverse Effect. Anawa and the Subsidiaries have complied and are in compliance with applicable competition regulations and have never infringed fair competition in the markets where they operate, either with or towards third companies or between themselves. Anawa and the Subsidiaries do not hold separately or together a dominant position on the markets involved and their market share and net aggregate turnover do not meet the European and Swiss thresholds which authorizes European or domestic competition authorities to control the operation and impede the completion of the transaction contemplated hereby.

         3.10     INTELLECTUAL PROPERTY

                  Schedule 3.10 contains a list of all the trade-marks, trade names and patents used by any of Anawa or the Subsidiaries (collectively "Used Intellectual Property"). The entity indicated in said Schedule as owner of Used Intellectual Property is the registered and beneficial owner of such Used Intellectual Property or the registration thereof, if applicable, (except as set forth in Schedule 3.10), with good and marketable title, unencumbered (except for Permitted Liens), and with full right to sell, assign or otherwise transfer or license to others and subject to no pending challenge, refutation, expiry or termination other than as set forth in Schedule
         3.10. To the best of Vendors' knowledge, other than as set forth in
         Schedule 3.10, none of Anawa or the Subsidiaries uses any intellectual property not owned by it, other than software purchased "off the shelf", all of which each entity using said property has the right to use (collectively "Licenced Intellectual Property"). (Used Intellectual Property and Licensed Intellectual Property are sometimes hereinafter referred to collectively as "Intellectual Property"). None of Anawa or the Subsidiaries is required to pay royalties, fees or other consideration to any other person with respect to the use of any of the Intellectual Property or in connection with the conduct of its business or otherwise. To the best of Vendors' knowledge, none of Anawa or the Subsidiaries has infringed the intellectual or industrial property rights of any other person, nor has any of them used any intellectual or industrial property (including, without limitation, trade-marks, trade names, patents, models, designs and copyrights) which it does not own or have the right to use other than as set forth in Schedule 3.10. There are no outstanding claims asserted against any of Anawa or the Subsidiaries alleging the infringement or the misappropriation by any of them of any intellectual or industrial property. None of Anawa or the Subsidiaries has granted any licences or sub-licences to third parties with respect to any of the Intellectual Property other than as set forth in Schedule 3.10 and neither the Vendors nor Management has any knowledge of any infringement or misappropriation by any other Person of any of the Intellectual Property. Neither the execution nor delivery of this Agreement will constitute a breach of or a default under any agreement relating to the Intellectual Property.

         3.11     ENVIRONMENTAL MATTERS

                  3.11.1 Anawa and the Subsidiaries, their employees, agents, shareholders, directors and officers (acting in their capacity of employees, agents, shareholders, directors or officers of Anawa or of one of the Subsidiaries) have never been declared guilty of committing an offence for a violation of Environmental Laws and have never been fined for such an offence or have otherwise settled such a prosecution in connection with the activities of Anawa and the Subsidiaries;

                  3.11.2 There are no contaminants, waste or pollutants of any kind whatsoever in, on or under the equipment, buildings, immoveables or properties owned, leased or occupied by Anawa or any of the Subsidiaries and caused by Anawa, the Subsidiaries or their employees, agents, shareholders, directors or officers (acting in their capacity of employees, agents, shareholders, directors or officers of Anawa or one of the Subsidiaries), the presence of which constitutes a violation of applicable Environmental Laws and the presence of which, individually or in the aggregate, constitutes a Material Adverse Effect;

                  3.11.3 Neither Anawa nor any of the Subsidiaries has received any written notice or request for information in the context of any national, supra-national, provincial, regional, local or municipal environmental investigation or inspection;

                  3.11.4 There are no PCBs, asbestos or urea formaldehyde insolation in, on or under the equipment, buildings, immoveables or properties owned, leased or occupied by Anawa or the Subsidiaries;

                  3.11.5 There is no action, suit or proceeding pending in relation to environmental matters against Anawa or the Subsidiaries, its employees, agents, shareholders, directors and officers (acting in their capacity of employees, agents, shareholders, directors or officers of Anawa or of one of the Subsidiaries), or involving Anawa or the Subsidiaries or its assets, before any judicial body, tribunal, commission, agency or other governmental entity, and to the Vendors' knowledge and to the knowledge of Management, there is no threat of, or event or fact based on which, such action, suit or proceeding may be instituted;

                  3.11.6 To the knowledge of Management and the Vendors, Anawa and the Subsidiaries are in compliance with all applicable Environmental Laws.

         3.12     LABOUR AND EMPLOYMENT MATTERS

                  3.12.1 Without limiting the generality of Section 3.9, each of Anawa and the Subsidiaries has complied with all applicable laws relating to the employment of labour, including provisions thereof relating to wages, hours and collective bargaining rights.

                  3.12.2 There is no collective agreement by which Anawa or any of the Subsidiaries is bound which relates to the employees of Anawa or the Subsidiaries. To the best knowledge of the Vendors and to the knowledge of Management, there are no threatened or pending attempts to organize or establish any labour union or employee association in connection with the business of Anawa or any of the Subsidiaries. To the best knowledge of the Vendors and to the best knowledge of Management, there is no pending or threatened labour dispute, grievance, strike, or work stoppage materially affecting the business of any of Anawa or any of the Subsidiaries. Neither Anawa nor any of the Subsidiaries is a party to any other written employment agreement, contract, arrangement, management contract or service contract affecting employees other than as set forth in Schedule 3.8.1, nor are any such contracts, agreements, arrangements, management contracts or service contracts being currently negotiated or proposed other than in the ordinary course of business.

                  3.12.3 There exist no retirement plans, profit sharing, option or incentive plans, or other employee benefit plans for employees of Anawa or any of the Subsidiaries other than as set forth in Schedule
                           3.8.1 for which adequate arrangements have been made since January 1, 1998 to set aside the requisite amounts in the prescribed fashion, and neither Anawa nor any of the Subsidiaries has promised or intends to implement other such plans.

                  3.12.4 Neither Anawa nor any of the Subsidiaries has any employee who cannot be dismissed without further liability upon such notice period not exceeding what it is required by the applicable Legal Requirement.

                  3.12.5 None of Anawa's or any of the Subsidiary's employees has signed non-compete covenants in favour of Anawa or the Subsidiary.

         3.13     TAXES

                  Other than as set forth in Schedule 3.13, all tax returns required to be filed by Anawa and the Subsidiaries in any jurisdiction have been filed and all taxes, assessments, levies and other governmental charges upon Anawa and the Subsidiaries or upon any of their properties or income, including any tax in respect of value added, have been paid if and when due unless such payment is being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto determined in accordance with applicable policies have been established by Anawa and the Subsidiaries. There is no tax revision threatened in writing against Anawa and any of the Subsidiaries and there is no basis for such assessment.

         3.14     WITHHOLDINGS

                  Each of Anawa and the Subsidiaries has withheld from each payment made to any of its shareholders, officers, directors, non-resident creditors and employees the amount of all taxes and other deductions required to be withheld and has remitted all such amounts to the appropriate authorities within the prescribed times, and has otherwise fulfilled all requirements of all Legal Requirements governing such deductions and withholdings. Each of Anawa and the Subsidiaries has remitted to the proper authorities all employer contributions due and payable under all social security, occupational health and safety and pension plans.

         3.15     GOOD TITLE

                  Other than as set forth in Schedule 3.15 each of Anawa and the Subsidiaries has good and marketable title to all assets in the balance sheets as per December 31, 1997 free and clear of Liens and other adverse claims.

         3.16     LITIGATION

                  Other than as set forth in Schedule 3.16, no litigation or proceeding before, or investigation by, any foreign, national, supra-national or municipal, judicial, tax or customs tribunal or board or other governmental or administrative agency or any arbitrator, is pending or threatened (or does any basis exist therefor), against Anawa or the Subsidiaries or, to the Vendors' best knowledge or to the best knowledge of Management, any director or officer of Anawa or any of the Subsidiaries, which individually or in the aggregate could result in a Material Adverse Effect, or which seeks rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any of the transactions contemplated hereby. Neither Anawa nor the Subsidiaries has been charged, nor to the Vendors' knowledge or to the knowledge of Management, is it threatened to be charged, with infringement of any trademark, trade name, service mark, copyright, patent, patent right or other proprietary right of any Person.

         3.17     PRESS COVERAGE

                  Neither Anawa nor any of the Subsidiaries has been the object of any demonstrations, press campaigns or other attacks due to the nature of its activities.

         3.18     VIOLATION OF OTHER INSTRUMENTS

                  Neither the execution and delivery of this Agreement by the Vendors, the consummation of any of the transactions contemplated hereby or in Schedule 3.18, shall (a) constitute a breach of or a default or an event which with notice or lapse of time or both would constitute a default under any Contractual Obligation of Anawa or any of the Subsidiaries, (b) result in acceleration in the time for performance of any obligation of Anawa or the Subsidiaries under any such Contractual Obligation, (c) result in the creation of any Lien upon any property or asset of Anawa or the Subsidiaries, (d) require any consent, waiver or amendment to any such Contractual Obligation that has not been obtained and remains in full force and effect, (e) give rise to any severance payment, right of termination, securities purchase or redemption right or other right under any such Contractual Obligation, or (f) violate or give rise to a default or an event which with notice or lapse of time or both could constitute a default under any Legal

         Requirements, except for events or conditions described in clauses (a) through (f) above which shall not, individually or in the aggregate, have any Material Adverse Effect or (g) result in any state of facts which could have a Material Adverse Effect.

         3.19     APPROVALS, CONSENTS, ETC.

                  Other than as set forth in Schedule 3.19, no approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other Person is required to be made by or on behalf of the Vendors, Anawa or any of the Subsidiaries in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

         3.20     INVESTMENT OR DIVESTITURE

                  Schedule 3.20 contains a complete list of all investments and divestitures in process which are not mentioned in the financial statements of Anawa and the Subsidiaries (balance sheet, statement of earnings and schedules) for the period ended December 31, 1997.

         3.21     FULL DISCLOSURE

                  Disclosure made by the Vendors in respect of one of the representations contained in this Section 3 is considered being made in respect of all other representations. There is no fact that the Vendors, to the best of their knowledge, have not disclosed to Phoenix which could have a Material Adverse Effect on the properties, business, prospects or condition (financial or otherwise) of Anawa or any of the Subsidiaries. Neither the reports, financial statements and other documents referred to in Section 3.4, nor any certificate, statement or document delivered by the Vendors to Phoenix in connection with this Agreement contains any untrue statement of a fact or omits to state any fact necessary to keep the statements contained herein or therein from being misleading in a manner that would constitute a Material Adverse Effect.

4.       REPRESENTATIONS AND WARRANTIES OF PHOENIX

         Phoenix represents and warrants to the Vendors that:

         4.1      DUE INCORPORATION, ETC.

                  Phoenix is duly incorporated, validly exists and is in good standing under the Canada Business Corporations Act and has all necessary corporate capacity and power to own and lease its property and assets and to carry on the business now conducted by it.

         4.2      SHARE CAPITAL OF PHOENIX

                  The authorized share capital of Phoenix is composed of an unlimited number of common shares and an unlimited number of preferred shares issuable in series of which, as at April 17, 1998, there were 24,291,208 common shares issued and outstanding.

         4.3      OPTIONS

                  Other than the options to acquire common shares of Phoenix granted pursuant to Phoenix's Key Employee Share Option Plan and shares to be issued to Dorn Cook under an earn-out formula which has been disclosed to the Vendors, Phoenix does not have any rights or options to subscribe for, or any warrants or other agreements providing for or requiring the issuance of common shares or preferred shares.

         4.4      DUE AUTHORIZATION

                  All necessary corporate action has been taken by Phoenix to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of the Phoenix Shares as fully paid and non-assessable in consideration for the purchase of the Shares.

         4.5      CONFORMITY WITH APPLICABLE SECURITIES LAWS

                  All documents have been filed, all requisite proceedings have been taken and all approvals, exemptions, consents, orders and authorizations required under applicable securities laws have been obtained in order to validly and lawfully issue and deliver the Phoenix Shares issued hereunder. The execution of this Agreement and the issuance of the Phoenix Shares by Phoenix to the Vendors will be exempt from the prospectus and registration requirements of the applicable Canadian securities legislation.

         4.6      STOCK EXCHANGE APPROVALS

                  The listing of the Phoenix Shares on The Montreal Exchange and the Toronto Stock Exchange has been approved by such exchanges, subject to Phoenix fulfilling all of the standard requirements of such exchanges before April 30, 1998.

         4.7      REPORTING ISSUER

                  Phoenix is a reporting issuer under the laws of the provinces of Ontario and Quebec and is not in default of any requirements of the securities legislation of such provinces.

         4.8      PHOENIX SHARES

                  The Phoenix Shares will at the time of issuance be duly authorized, validly issued, fully paid and non-assessable.

         4.9      HOLD PERIOD

                  The Phoenix Shares shall not be subject to any hold period (whether prescribed by applicable securities legislation or the policies of The Toronto Stock Exchange or Montreal Exchange) during which the Phoenix Shares may not be sold without a prospectus or reliance on a statutory exemption from the prospectus requirements of applicable securities legislation.

         4.10     PUBLIC INFORMATION

                  No material change (as defined in the Securities Act (Quebec)) has occurred in the affairs of Phoenix which had not been generally disclosed to the public, nor has Phoenix any knowledge of any other material adverse information in regard to the current and prospective operations of Phoenix which have not been generally disclosed to the public.

5.       POOLING OF INTERESTS

         5.1      ACCOUNTING TREATMENT

                  Phoenix, Anawa and the Vendors intend and desire for the transactions contemplated by this Agreement to qualify for "pooling of interests" treatment for US GAAP purposes in accordance with Accounting Principles Board Opinion No. 16.

         5.2      SUCCESSFUL APPLICATION OF "POOLING OF INTERESTS"

                  The Vendors acknowledge that the successful application of "pooling of interests" accounting is one of the principal considerations in Phoenix purchasing the Shares. The Vendors represent that they have not taken any action listed in the letter attached hereto as Schedule 5.3 that would preclude the application of "pooling of interests" accounting nor will they agree or participate to any such action in the future.

         5.3      POOLING LETTER

                  On or prior to the Completion Date, Anawa shall cause to be executed and delivered to Phoenix a letter substantially in the form attached hereto as Schedule 5.3 dated the Completion Date from Anawa's management related to the compliance by Anawa with applicable "pooling of interests" criteria in form and substance reasonably satisfactory to Phoenix and its auditors.

         5.4      PLACEMENT AND STOCK TRANSFER RESTRICTIONS AND RELATED MATTERS

                  Each party to this Agreement agrees that from and after the date of this Agreement, such party shall not knowingly take any action, or knowingly fail to take any action, which action or failure is reasonably likely to disqualify the transactions contemplated by this Agreement from pooling of interests accounting treatment by Phoenix, and that such party shall take all reasonable actions necessary to cause the transactions contemplated by this Agreement to qualify as a pooling of interest, if such characterization shall be jeopardized by action taken by such party. Without limiting the foregoing, each Vendor who is a Pooling Affiliate of Anawa agrees that such Vendor shall not sell, transfer, pledge, or otherwise dispose of such Vendor's interests in or reduce such Vendor's risk relative to any of the Phoenix Shares until Phoenix shall have published financial results (including combined sales and net income) covering at least thirty (30) days of combined operations of Phoenix and Anawa after the Completion Date. No later than July 30, 1998, Phoenix shall prepare and publish such financial results for the first full month of operations following the Completion Date. Each of the Vendors and Anawa acknowledge and agree with Phoenix that none of the Vendors or Anawa is a party to any agreement or arrangement among themselves or with third parties regarding the transactions contemplated by this Agreement or the subject matter hereof.

                  Prior to the Completion Date, Phoenix shall deliver to Anawa a list of names and addresses of those persons who are or may be, in Phoenix's reasonable judgement, Affiliates of Phoenix within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such persons, a "Pooling Affiliate"). Phoenix also shall provide Anawa with such information and documents as Anawa shall reasonably request for purposes of reviewing such list. Prior to the Completion Date, Phoenix shall deliver to Anawa an affiliate letter, in form and substance reasonably satisfactory to Anawa, executed by each of the Pooling Affiliates identified in the foregoing list.

                  Prior to the Completion Date, Anawa shall deliver to Phoenix a list of names and addresses of those persons who are or may be, in Anawa's reasonable judgment, Pooling Affiliates of Anawa. Anawa also shall provide Phoenix with such information and documents as Phoenix shall reasonably request for purposes of reviewing such list. Prior to the Completion Date, Anawa shall deliver to Phoenix an affiliate letter, in form and substance reasonably satisfactory to Phoenix, executed by each of the Pooling Affiliate of Anawa identified in the foregoing list.

6.       EMPLOYMENT AGREEMENT

         6.1      EMPLOYMENT AGREEMENT WITH WICKI

                  Wicki and Phoenix shall execute an employment agreement.

7.       SURVIVAL OF REPRESENTATIONS; INDEMNITY

         7.1      SURVIVAL OF REPRESENTATIONS

                  The respective representations and warranties of the Vendors contained in this Agreement or in any schedule attached hereto shall survive the consummation of the transactions contemplated hereby and shall remain in full force and effect notwithstanding any investigation or examination of, or knowledge with respect to, the subject matter thereof by or on behalf of Phoenix until the earlier of November 30, 1998 or the date of completion of the audit of the combined financial statements of Phoenix and Anawa (the period ending on such date being referred to herein as the "Representations Period"), except that such representations and warranties shall survive indefinitely in the event of fraud with respect thereto. No claim for indemnification pursuant to
         Section 7.2.1 below may be brought after the expiration of the Representations Period, except for claims made in good faith in writing prior to such expiration and setting forth in reasonable detail the claim, regardless of whether any action or demand has been commenced against Phoenix (it being understood without limitation, that any and all Losses (as defined below) arising after the expiration of the Representations Period shall be recoverable upon notice properly given prior to the expiration of the Representations Period in accordance with this Section 7.1). The representations and warranties of Phoenix contained in this Agreement or in any schedule attached hereto shall terminate upon and not survive the Completion Date, except in the event of fraud by Phoenix with respect thereto, in which case they shall survive indefinitely.

         7.2      INDEMNIFICATION

                  7.2.1 From and after the Completion Date, Phoenix and its Affiliates (including Anawa and the Subsidiaries) and all of their respective officers, directors, employees, agents and shareholders (each, an "Indemnitee") shall be defended, indemnified and held harmless by the Vendors pursuant to this Agreement and the Escrow Agreement to the full extent permitted by law, from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including attorneys' fees and expenses) (collectively, "Losses") relating to or arising from or in connection with (i) any misrepresentation or any non-fulfilment of any representation, warranty, covenant, obligation or agreement by any Vendor contained in or made pursuant to this Agreement or any other document, agreement, officer's certificate or other certificate delivered to Phoenix in connection with this Agreement, and (ii) the enforcement by Phoenix of its rights pursuant to this
                           Section 7.2, or any litigation, proceeding or investigation relating to any of the foregoing. The indemnification obligations of the Vendors pursuant hereto shall be joint and not solidary, i.e. prorata to the number of Phoenix Shares received by each Vendor in accordance with Section 2.2.

                  7.2.2    Notwithstanding the foregoing provisions of this
                           Section 7.2, but except with respect to any Losses resulting from or arising out of fraud or other intentional or knowing misconduct or misrepresentation, (i) the maximum aggregate recourse by the Indemnitees pursuant to Section 7.2.1 above shall not exceed the aggregate value (calculated by adding together the opening and closing prices of the common shares of Phoenix on each of the Toronto Stock Exchange and The Montreal Exchange for each of the ten trading days preceding the Completion Date, and dividing this sum by 40) of the Escrowed Securities (the "Indemnity Cap"), and (ii) the sole recourse of any Indemnitee in respect of Losses (but not in respect of fraud or other intentional or knowing misconduct or misrepresentation) shall be from, out of, and to the extent of the Escrowed Securities. Any indemnification shall be payable by the return of Escrowed Securities to Phoenix in accordance with the provisions of the Escrow Agreement. In particular, the number of Escrowed Shares to be remitted to Phoenix in payment of any indemnification obligation shall be calculated on the basis of the average price of the Escrowed Shares obtained by adding together the opening and closing prices of the common shares of Phoenix on each of the Toronto Stock Exchange and The Montreal Exchange for each of the ten trading days preceding the Completion Date, and dividing this sum by 40. All dividends or other distributions received by a Vendor in respect of common shares of Phoenix which are remitted to Phoenix in satisfaction of an indemnification obligation under this Section 7, shall also be repaid to Phoenix at the time of payment of indemnification.

                  7.2.3 Notwithstanding any other provision of this Agreement, as of and after the Completion Date, Anawa shall not have any liability under this Agreement, and no Vendor shall threaten or bring any claim or action whatsoever against Anawa for contribution to any amounts payable under this Section 7.2 by such Vendor.

8.       SPECIFIC CONTINGENCIES

                  The Vendors hereby undertake to indemnify Phoenix in respect of the occurrence, in whole or in part, of any of the specific contingencies described below, each of which exists at the Completion Date and will only be finally resolved or determined at some time in the future. The provision for these contingencies is not made as an attempt to anticipate future events, but merely to provide for a reasonable period of time within which such contingencies may be resolved. Any indemnification pursuant to this Section shall be payable by all of the Vendors, pro rata to the number of common shares of Phoenix issuable to each of them pursuant to this Agreement.

                  In the event of the realization of any of the specific contingencies contemplated in this Section 8, the Vendors shall indemnify Phoenix by remitting to Phoenix for cancellation such number of Phoenix Shares as corresponds to the amount of indemnification owed (calculated on the basis of the Escrowed Share Price). Any obligation to remit common shares of Phoenix upon the occurrence of a specific contingency shall be satisfied by return of Escrowed Shares in accordance with the Escrow Agreement. In the event that there does not remain a sufficient number of Escrowed Shares or Proceeds (as defined in the Escrow Agreement) to satisfy an obligation under this Section, such shortfall always to be calculated on the basis of the Escrowed Share Price, the balance of such indemnification obligation shall be paid in cash. All dividends or other distributions received by a Vendor in respect of Phoenix Shares which are remitted to Phoenix in satisfaction of an indemnification obligation under this Section 8, shall also be repaid to Phoenix at the time of payment of indemnification.

         8.1 Any liability related to the cessation of employment of Fischer. The maximum amount payable in respect of this contingency is SFr220,000 plus any interest due to the plaintiff(s) from the date of this Agreement to the final settlement of this specific contingency. Notwithstanding any other provision of this Agreement, the Vendors' indemnification obligation with respect to this contingency shall survive until any possible claims have been prescribed under applicable law.

         8.2 Any liability related to the alleged termination of a strategic alliance (or similar matters) with Dr. Rondez AG. The maximum amount payable in respect of this contingency is SFr1,100,000 plus any interest due to the plaintiff(s) from the date of this Agreement to the final settlement of this specific contingency. Notwithstanding any other provision of this Agreement, the Vendors' indemnification obligation with respect to this contingency shall survive until any possible claims have been prescribed under applicable law.

         8.3 Any liability related to the VAT treatment for the analysis of samples sent to foreign customers. The maximum amount payable in respect of this contingency is SFr100,000 plus any interest due to the relevant taxation authorities from the date of this Agreement to the final settlement of this specific contingency. Notwithstanding any other provision of this Agreement, the Vendors' indemnification obligation with respect to this contingency shall survive until any possible claims have been prescribed under applicable law.

         8.4 Any liability related to the payment guarantee issued by Schweizerische Volksbank on behalf of Anawa for the benefit of Wybert GmbH, Lorrach, Germany. The maximum amount payable in respect of this contingency is SFr200,000 plus any commission due to the Scheweizerische Volksbank. Notwithstanding any other provision of this Agreement, the Vendors indemnification obligation with respect to this contingency shall survive until any possible claims have prescribed under applicable law.

         8.5 Any impairment in value of the account receivable in the amount of SFr1,000,000 as set out in the financial statements of Anawa as at December 31, 1997.

         The maximum amount payable in respect of this contingency is SFr1,000,000. Notwithstanding any other provision of this Agreement, the Vendors' indemnification obligation with respect to this contingency shall survive until payment.

9.       NOTICES

         Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

         9.1      To Phoenix:

                  Phoenix International Life Sciences Inc.
                  2350, Cohen Street
                  Saint-Laurent, Quebec
                  H4R 2N6 Canada

                  Telecopier No.: (514) 333-7306

                  ATTENTION: JEAN-YVES CALOZ

         9.2      To Vollenweider:

                  Dr. Johann Jakob Vollenweider
                  Unterdorfstrasse 23
                  8602 Wangen, Switzerland

         9.3      To Albers:

                  Albers & Co.
                  Schanzengasse 14
                  8000 Zurich, Switzerland

                  Postal address:

                  Schanzengasse 14
                  Postfach 4276
                  8022 Zurich, Switzerland

                  Telecopier No.: (411) 265-2902

         9.4      To Fischer:

                  Dr. Ernst Fischer
                  Heugatterstrasse 24
                  8600 Dubendorf, Switzerland

         9.5      To Innovent:

                  Innovent Capital Ltd.
                  Midland Bank Trust Building
                  P.O. Box 1109, Fort Street
                  Grand Cayman, B.W.I.

                  Telecopier No.: (411) 211-4230

         9.6      To Hassler:

                  Werner Hassler
                  Buchserstrasse 43
                  8157 Dielsdorf, Switzerland

         9.7      To Joller:

                  Dr. Peter Joller
                  Spitzackerstrasse 8
                  8057 Zurich, Switzerland

         9.8      To Karabelnik:

                  Dr. David Karabelnik
                  Untere Allmend 12
                  8702 Zollikon, Switzerland

         9.9      To Wicki:

                  Dr. Andreas Wicki
                  Hohestrasse 39
                  8702 Zollikon, Switzerland

         9.10     To Anawa:

                  ANAWA Holding AG
                  Industriestrasse 13c
                  6300 Zug, Switzerland

                  Telecopier No.: (411) 833-0575

10.      MODIFICATION

         All modifications or amendments of any provision of this Agreement shall be effective only if the same shall be in writing and then shall be effective only in the specific instance and for the purpose for which given.

11.      WAIVER

         No failure to exercise, and no delay in exercising, on the part of a party hereto, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement shall be effective unless in writing. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

12.      CONFIDENTIALITY

         The parties agree to treat this Agreement as confidential and not to disclose its contents to third parties other than their advisers, except to the extent necessary to enforce performance of obligations hereunder, or as is required to comply with applicable laws or regulations, including regulations of any stock exchange on which the securities of Phoenix are listed following consultations with Vollenweider.

13.      FURTHER ASSURANCES

         The parties shall, with all reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall provide such further documents or instruments required by another party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and to carry out its provisions.

14.      GOVERNING LAWS

         This Agreement shall be governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

15.      ARBITRATION

         All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

         The place of arbitration shall be Zurich.

         The language of the arbitration shall be English.

16.      GENERAL

         The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other documents and instruments referred to herein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. No investigation made by or on behalf of a party hereto shall mitigate, diminish or affect the representations and warranties made herein by the Vendors. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein, and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. The parties hereto have expressly required that this Agreement and all documents and notices related hereto be drafted in English. LES PARTIES AUX PRESENTES ONT EXPRESSEMENT EXIGE QUE LE PRESENT CONTRAT ET TOUS LES DOCUMENTS ET AVIS Y AFFERENTS SOIENT REDIGES EN ANGLAIS.


         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed as of the Completion Date.


                                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                           By:                 /s/ Suzanne Peeters
                                    --------------------------------------
                                    Suzanne Peeters
                           Title:   Senior Vice-President Analytical Services


                                        /s/ Johann Jakob Vollenweider
                                    --------------------------------------
                                    DR. JOHANN JAKOB VOLLENWEIDER


                                    ALBERS & CO.

                           By:          /s/ Johann Jakob Vollenweider
                                    --------------------------------------
                                    Dr. Johann Jakob Vollenweider


                                            /s/ Ernst Fischer
                                    --------------------------------------
                                    DR. ERNST FISCHER


                                    INNOVENT CAPITAL LTD.


                           By:          /s/ Johann Jakob Vollenweider
                                    --------------------------------------
                                    Dr. Johann Jakob Vollenweider

                                            /s/ Werner Hassler
                                    --------------------------------------
                                    WERNER HASSLER

                                             /s/ Peter Joller
                                    --------------------------------------
                                    DR. PETER JOLLER

                                           /s/ David Karabelnik
                                    --------------------------------------
                                    DR. DAVID KARABELNIK

                                             /s/ Andreas Wicki
                                    --------------------------------------
                                    DR. ANDREAS WICKI



                                    ANAWA HOLDING AG


                           By:          /s/ Johann Jakob Vollenweider
                                    --------------------------------------
                                    Dr. Johann Jakob Vollenweider

                                LIST OF SCHEDULES


Schedule A                 Outstanding shares and voting rights of Anawa
Schedule B                 The capital structure of Laboratories
Schedule C                 The capital structure of Trading
Schedule 1.10              Escrow Agreement
Schedule 1.21              Permitted Lien
Schedule 3.3.3             Capital Stock of the Subsidiaries
Schedule 3.3.4             Subsidiary Options
Schedule 3.3.5             Commitments affecting shares or voting rights of
                           Anawa or the Subsidiaries
Schedule 3.4A              Financial Statements
Schedule 3.5               Material liabilities, contingent or otherwise of
                           Anawa or any of the Subsidiaries and off-balance
                           sheet obligations of Anawa and the Subsidiaries
Schedule 3.6.2             Extraordinary Transactions after January 1, 1998
Schedule 3.8.1             Contractual Obligations
Schedule 3.10              Intellectual Property
Schedule 3.13              Taxes
Schedule 3.15              Title to assets
Schedule 3.16              Litigation
Schedule 3.18              Violation of Other Instruments
Schedule 3.19              Approvals, Consents, etc.
Schedule 3.20              Investment or Divestiture
Schedule 5.3               Pooling Letter


                                                                Schedule 1.10

ESCROW AGREEMENT dated as of April 30, 1998.



AMONG: PHOENIX INTERNATIONAL LIFE SCIENCES INC., a corporation incorporated under the Canada Business Corporations Act, having its head office at 2350, Cohen Street, Saint-Laurent, Quebec, Canada, H4R 2N6, herein acting and represented by Suzanne Peeters, its duly authorized representative;

                (hereinafter "Phoenix")


AND: DR. JOHANN JAKOB VOLLENWEIDER, residing at Unterdorfstrasse 23, 8602 Wangen, Switzerland;

                (hereinafter "Vollenweider")


AND: ALBERS & CO., a Swiss partnership having its head office at Schanzengasse 14, 8000 Zurich, Switzerland, herein acting and represented by Dr. Johann Jakob Vollenweider, its duly authorized representative;

                (hereinafter "Albers")


AND: DR. ERNST FISCHER, residing at Heugatterstrasse 24, 8600 Dubendorf, Switzerland;

                (hereinafter "Fischer")


AND: INNOVENT CAPITAL LTD., a company incorporated under the laws of the Cayman Islands, with corporate seat at Midland Bank Trust Building, P.O. Box 1109, Fort Street, Grand Cayman, B.W.I., herein acting and represented by Dr. Johann Jakob Vollenweider, its duly authorized representative;

                (hereinafter "Innovent")


AND:            WERNER HASSLER, residing at Buchserstrasse 43, 8157, Dielsdorf,
                Switzerland;

                (hereinafter "Hassler")


AND:            DR. PETER JOLLER, residing at Spitzackerstrasse 8, 8057 Zurich,
                Switzerland;

                (hereinafter "Joller")


AND: DR. DAVID KARABELNIK, residing at Untere Allmend 12, 8702 Zollikon, Switzerland;

                (hereinafter "Karabelnik")


AND:            DR. ANDREAS WICKI, residing at Hohestrasse 39, 8702 Zollikon,
                Switzerland;

                (hereinafter "Wicki")


AND: MONTREAL TRUST COMPANY, 1800 McGill College Avenue, Montreal, Quebec, H3A 3K9, as escrow agent, herein represented by its duly authorized representatives Antonietta DeLuca and Francine Beausejour;

                (hereinafter the "Escrow Agent")



        WHEREAS Phoenix and the Vendors are parties to a share purchase agreement dated April 30, 1998 (the "Purchase Agreement");

        WHEREAS the Purchase Agreement provides that certain shares of Phoenix issued to the Vendors pursuant thereto are to be held in escrow for the purposes described therein;

        NOW THEREFORE the parties hereby agree as follows:

1.      INTERPRETATION AND DEFINITIONS

        1.1     Whenever used in this Agreement:

                1.1.1 "AFFILIATE" means any of Vollenweider, Albers, Fischer, Innovent, Karabelnik, and Wicki and "Affiliates" means more than one of them;

                1.1.2 "CLAIM" means any claim by Phoenix against and the Vendors under Section 7.2 or a claim for a Specific Contingency under Section 8 of the Purchase Agreement;

                1.1.3   "DISTRIBUTIONS" has the meaning ascribed thereto in
                        Section 2.3 hereof;

                1.1.4   "ESCROWED SHARES" has the meaning ascribed thereto in
                        Section 2.1 hereof;

                1.1.5 "ESCROWED SHARE PRICE" means the amount obtained by adding the opening and closing prices of the common shares of Phoenix on each of the Montreal

                        Exchange and The Toronto Stock Exchange for the ten trading days preceding the date of execution of the Purchase Agreement, divided by 40;

                1.1.6 "NOTICE OF CLAIM" means a written notice of any Claim given by Phoenix setting forth the details of each Claim referred to therein including the amount thereof, if known to Phoenix, or Phoenix's reasonable estimate thereof, as well as the provisions of the Purchase Agreement upon which such Claim is based;

                1.1.7 "NON-AFFILIATE" means Hassler and Joller, and "Non-Affiliates" means more than one of them;

                1.1.8 "OBJECTION" means, in respect of any Claim, any objection raised in the Response by any of the Vendors to such Claim;

                1.1.9   "PROCEEDS" has the meaning ascribed thereto in Section
                        3.2 hereof;

                1.1.10 "PURCHASE AGREEMENT" has the meaning ascribed thereto in the preamble to this Agreement;

                1.1.11  "RELEASED SHARES" has the meaning ascribed thereto in
                        Section 3.5.1.1 hereof;

                1.1.12 "RESPONSE" means, in respect of any Claim, the joint written response of the representatives of the Vendors duly appointed in the manner set forth in Section 3.1 hereof indicating whether they accept or dispute such Claim;

                1.1.13 "SPECIFIC CONTINGENCY" means any of the specific contingencies referred to in Section 8 of the Purchase Agreement; and

                1.1.14 "VENDORS" means Vollenweider, Albers, Fischer, Innovent, Hassler, Joller, Karabelnik and Wicki.

        1.2 Each capitalized term used in this Agreement but not defined herein as the meaning ascribed thereto in the Purchase Agreement.

        1.3 In the event of (i) any subdivision, consolidation or reclassification of the class of shares comprising the Escrowed Shares or (ii) any reorganization of the share capital of Phoenix affecting the Escrowed Shares or (iii) the amalgamation of Phoenix with any other company, the number of Escrowed Shares and Escrowed Share Price shall be adjusted, if required, so that none of the parties hereto shall be in a position less favorable to it than as provided in this Agreement as a result of any of the foregoing actions.

        1.4 For all purposes of this Agreement, the amount of any Claim in a currency other than Canadian dollars shall be converted to Canadian dollars at the exchange rate between Canadian and such currency shall be the "Spot Rate" of the alternate currency on the business day preceding the day as of which the conversion from one currency to the other is to be effected, as reported in the Financial Post of Canada on that day.

        1.5 In any calculation hereunder of the applicable number of Escrowed Shares results in fractional shares, the result shall be rounded up or down, as the case may be, to the nearest whole number and, if such result represents exactly one-half of a whole number, then such fraction shall be rounded up to the next whole number.

2.      ESTABLISHMENT OF ESCROW

        2.1 Phoenix hereby delivers in escrow to the Escrow Agent certificates representing an aggregate of 176,507 common shares of Phoenix registered in the name of the Escrow Agent, as escrow agent (the "Escrowed Shares"). The Vendors' interests in the Escrowed Shares are as set forth below:


                VENDOR                                            ESCROWED SHARES
                ------                                            ---------------
                Vollenweider                                      29,559
                Albers                                            27,653
                Fischer                                           14,844
                Innovent                                          30,595
                Hassler                                           2,059
                Joller                                            8,708
                Karabelnik                                        29,553
                Wicki                                             33,536


        2.2 The Escrow Agent hereby accepts delivery and acknowledges receipt of the Escrowed Shares and agrees to act as escrow agent and to hold, safeguard and release the Escrowed Shares in accordance with the provisions of this Agreement. The Escrowed Shares shall not be assigned, hypothecated, alienated, released from escrow, transferred within escrow or dealt with in any manner whatsoever except as provided in this Agreement.

        2.3 Notwithstanding the registration of the Escrowed Shares in the name of the Escrow Agent, the Vendors shall, subject to the provisions hereof, remain the owners thereof in the proportion contemplated by Section 2.1 hereof and be entitled to the exercise of all voting rights related thereto and to receive all dividends, income and other distributions in respect thereof (collectively, "Distributions"). In the event that any Escrowed Shares are remitted to Phoenix for cancellation pursuant to the provisions of Section 3 hereof, the Vendors shall repay to Phoenix any Distributions received in respect of such Escrowed Shares.

3.       INSTRUCTIONS TO ESCROW AGENT

        3.1 All communications made by the Vendors, including instructions to the Escrow Agent or Responses hereunder, shall be made by Wicki and Vollenweider jointly on behalf of the Vendors. All of the Vendors hereby authorize Wicki and Vollenweider jointly to duly represent them in accordance with all communications under this Agreement. Should the Vendors wish to withdraw this authorization and to designate new representatives they have to do so jointly and by notifying Phoenix and the Escrow Agent in accordance with Section 7 hereof.

        3.2 At any time while the Escrowed Shares are held by the Escrow Agent, a Non-Affiliate may instruct the Escrow Agent in writing to sell all or part of such Non-Affiliate's portion of the Escrowed Shares. Upon receipt of such written instruction, the Escrow Agent shall sell such Escrowed Shares on the open market and shall retain the proceeds of sale, less any expenses incurred in realizing such sale (the "Proceeds") as escrowed property for such Non-Affiliate. The Escrow Agent shall invest such Proceeds according to the written instructions of such Non-Affiliate for the duration of the escrow. The Escrow Agent shall keep complete records of any such sales of Escrowed Shares.

        3.3 At any time after receipt by the Escrow Agent of written notice by Phoenix of the release, in the format prescribed by the SEC, of at least 30 days of post-combination financial results of Phoenix and ANAWA Holding AG, and provided that the Escrowed Shares are not then subject to any restrictions on transfer imposed by any Regulatory Authority, an Affiliate may also instruct the Escrow Agent to sell all or part of their portion of the Escrowed Shares in the manner set forth in Section 3.2. In such event, the Escrow Agent shall proceed as set forth in
                Section 3.2.

        3.4 Whenever Phoenix has a Claim it shall promptly give a Notice of Claim in respect thereof to the Vendors and the Escrow Agent. Upon receipt of a Notice of Claim, the Escrow Agent shall immediately reserve for distribution in accordance with the provisions of Section 3.5 hereof (but shall not release from escrow except in accordance with the provisions hereof) that number of the Escrowed Shares which is equal in value to the amount provided for in the Notice of Claim, calculated on the basis of the Escrowed Share Price for such Claim.

        3.5 Within 15 days of receipt of a Notice of Claim, the Vendors (or any of them) shall give to Phoenix and the Escrow Agent a Response with respect to each Claim set forth therein. If:

                3.5.1 the Response indicates that the Vendors accept a Claim set forth in the Notice of Claim, or if the Escrow Agent does not receive a Response with respect to a Claim within said 15 day period, the Vendors shall be deemed to have irrevocably consented to each Claim so accepted or in respect of which no Response is so received, as made, and the Escrow Agent shall forthwith give written notice thereof to Phoenix:

                3.5.1.1 setting forth the total amount of all Claims which have been consented to and the number of shares from the Escrowed Shares to be released from escrow for the benefit of Phoenix (the "Released Shares"), being that number of the Escrowed Shares which is equal in value to the amount of the admitted Claims set forth in such Notice of Claim, calculated on the basis of the Escrowed Share Price for such Claim; and

                3.5.1.2 surrender for cancellation to Phoenix the share
                        certificate(s) in its possession representing the Released Shares, duly endorsed for transfer, and the Escrow Agent shall retain in its possession the other share certificate(s) representing the balance of the Escrowed Shares, if any, to be held by it in escrow and dealt with in accordance with the terms hereof; or

                3.5.2 the Response indicates that the Vendors (or any of them) dispute a Claim set forth in the Notice of Claim (whether or nor arbitration proceedings have been instituted), the Escrow Agent shall retain in its possession and continue to hold in escrow that number of the Escrowed Shares which is equal in value to the amount provided for in the disputed Claims, calculated on the basis of the Escrowed Share Price for such Claim:

                        3.5.2.1 until the Escrow Agent receives a joint
                                written notice from Phoenix and the Vendors directing the Escrow Agent as to the manner in which such Escrowed Shares and the share certificate(s) representing same are to be dealt with, in which case the Escrow Agent shall deal with same in accordance with such joint written instructions; or

                        3.5.2.2 in the absence of such a joint written notice
                                within 10 business days of the Escrow Agent's receipt of the Response, the Escrow Agent shall deal with such Escrowed Shares and the share certificate(s) representing same in accordance with a final arbitration order in respect of such disputed Claim(s) pursuant to the arbitration contemplated by Section 12 hereof. Any arbitration order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the said order is final and non-appealable.

        3.6 If, at the time of receipt by the Escrow Agent of any Notice of Claim as provided for in Section 3.4 hereof, the Escrowed Shares remaining in escrow for the account of any Vendor calculated on the basis of the Escrowed Share Price is insufficient to meet such Vendor's pro rata portion of the number of Released Shares to be remitted to Phoenix, the balance of such Vendor's pro rata portion of the admitted Claims shall be satisfied by payment in cash from the Proceeds of those Escrowed Shares sold by the Escrow Agent at the direction of such Vendor pursuant to Section
                3.2 or 3.3 hereof.

        3.7 On the earlier of (i) November 30, 1998, or (ii) the date at which the Escrow Agent receives a notice from Phoenix confirming that the audit of the combined financial statements of Phoenix and ANAWA Holding AG has been completed, the Escrow Agent will deliver the Escrowed Shares and all Distributions and Proceeds to the Vendors, pro rata to their respective interests in the Escrowed Shares, Distributions and Proceeds, if any, with the exception of such number of Escrowed Shares calculated on the basis of the Escrowed Share Price as may be necessary to satisfy any obligation to indemnify for a Specific Contingency which has not yet occurred. The notice from Phoenix referred to above shall indicate the maximum amount of Specific Contingencies which have not been prescribed or definitively settled and the number of Escrowed Shares, calculated on the basis of the Escrowed Share Price, which may not be released from the escrow for such Specific Contingencies. In calculating the maximum amount of Specific Contingencies which have not been prescribed or definitively settled and the number of Escrowed Shares which may be released, Phoenix and the Vendors acknowledge that the number of Escrowed Shares relating to the Specific Contingency referred to in Section 8.2 of the Purchase Agreement is calculated using the Escrowed Share Price provided in Section
                1.1.5 hereof and an amount of SFr220,000 as opposed to Sfr1,100,000. The number of Escrowed Shares relating to any other Specific Contingency is calculated using the amounts mentioned in

                Section 8 of the Purchase Agreement and the Escrowed Share Price provided in Section 1.1.5 hereof.

        3.8 Upon receipt by the Escrow Agent from Phoenix of a written notice instructing it to release, pro rata to the Vendors, such further number of Escrowed Shares as is no longer necessary to satisfy remaining indemnification obligations in respect of the maximum amount of remaining Specific Contingencies which have been prescribed or definitively settled, the Escrow Agent shall so release such number of Escrowed Shares to the Vendors, pro rata to their respective interests in the Escrowed Shares, Distributions and Proceeds, if any. It is agreed between Phoenix and the Vendors that the Specific Contingency referred to in
                Section 8.2 of the Purchase Agreement will be considered prescribed or definitively settled for the purposes hereof if on the third anniversary hereof no legal proceedings have been instituted against ANAWA Holding AG by Dr. Rondez AG. Phoenix hereby undertakes to notify the Escrow Agent promptly when a Specific Contingency becomes prescribed or definitively settled.

4.      VOTING RIGHTS

        4.1 The Escrow Agent shall provide to each of the Vendors a proxy entitling such Vendor to vote those of the Escrowed Shares which are owned by it, forthwith upon the Escrow Agent's receipt thereof in its capacity as registered shareholder of Phoenix, in order to allow each Vendor to vote its Escrowed Shares in the same manner as if it were the registered owner thereof.

5.      RIGHTS AND OBLIGATIONS OF THE ESCROW AGENT

        5.1 The Escrow Agent is not a party to, and is not bound by, any provisions which may be evidenced by, or arise out of, any agreement other than as therein set forth under the express provisions of this Agreement.

        5.2 The Escrow Agent acts hereunder as a depositary only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form of execution of such instrument or for the identity or authority or right of any person or party executing or depositing it.

        5.3 The Escrow Agent shall not be under any duty to give the Escrowed Shares, Distributions and Proceeds, if any, held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

        5.4 The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall solidarily indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorney's fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof.

        5.5 The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

        5.6 The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

        5.7 The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

        5.8 The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

        5.9 The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Shares, Distributions and Proceeds, if any, to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of
                (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrowed Shares and Proceeds, if any, until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

        5.10 Phoenix and the Vendors shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $1,500 at the time of execution of this Agreement and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).

6.      LIMITED RESPONSIBILITY

        This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement. No trust is created by this Agreement and the Escrow Agent does not act in any capacity as a trustee. In the event of any disagreement between any of the parties to this Agreement, or between them or either of them and any other person, resulting in demands or adverse claims being made in connection with or for any asset involved herein or affected hereby, the Escrow Agent shall be entitled, at its discretion, to refuse to comply with any demands or claims on it, as long as such disagreement shall continue, and in so refusing the Escrow Agent may make no delivery or other disposition of any asset involved herein or affected hereby, and in so doing the Escrow Agent shall not be or become liable in any way or to any person or party for its failure or refusal to comply with such conflicting demands or adverse claims, and it shall be entitled to continue so to refrain from acting and so to refuse to act until the right of person or party shall have been finally settled as provided in
        Section 12 hereof, or all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing signed by all persons and parties interested.

7.      NOTICES

        All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

        7.1     To Phoenix:

                Phoenix International Life Sciences Inc.
                2350, Cohen Street
                Saint-Laurent, Quebec
                H4R 2N6 Canada

                Telecopier No.: (514) 333-7306

                ATTENTION: JEAN-YVES CALOZ

        To the Vendors:

        7.2     To Vollenweider:

                Dr. Johann  Jakob Vollenweider
                Unterdorfstrasse 23
                8602 Wangen, Switzerland

        7.3     To Albers:

                Albers & Co.
                Schanzengasse 14
                8000 Zurich, Switzerland

                Postal address:

                Schanzengasse 14
                Postfach 4276
                8022 Zurich, Switzerland

                Telecopier No.: (411) 265-2902

        7.4     To Fischer:

                Dr. Ernst Fischer
                Heugatterstrasse 24
                8600 Dubendorf, Switzerland

        7.5     To Innovent:

                Innovent Capital Ltd.
                Midland Bank Trust Building
                P.O. Box 1109, Fort Street
                Grand Cayman, B.W.I.

                Telecopier No.: (411) 211-4230

        7.6     To Hassler:

                Werner Hassler
                Buchserstrasse 43
                8157 Dielsdorf, Switzerland

        7.7     To Joller:

                Dr. Peter Joller
                Spitzackerstrasse 8
                8057 Zurich, Switzerland

        7.8     To Karabelnik:

                Dr. David Karabelnik
                Untere Allmend 12
                8702 Zollikon, Switzerland

        7.9     To Wicki:

                Dr. Andreas Wicki
                Hohestrasse 39
                8702 Zollikon, Switzerland

        7.10    To the Escrow Agent:

                Montreal Trust Company
                1800 McGill College Avenue
                Montreal (Quebec)
                H3A 3K9

                Telecopier No.:  (514) 982-7677


8.      GOVERNING LAW

        This Agreement shall be governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

9.      COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

10.     SECTION HEADINGS

        The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

11.     WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
        (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.     ARBITRATION

        All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Montreal. The language of the arbitration shall be English.

13.     CONFIDENTIALITY

        The parties agree to treat this Agreement as confidential and not to disclose its contents to third parties other than their advisers, except to the extent necessary to enforce performance of obligations hereunder, or as is required to comply with applicable laws or regulations, including regulations of any stock exchange on which the securities of Phoenix are listed.

14.     FURTHER ASSURANCES

        The parties shall, with all reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall provide such further documents or instruments required by another party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and to carry out its provisions.

15.     GENERAL

        The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement and the other documents and instruments referred to herein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                PHOENIX INTERNATIONAL LIFE SCIENCES INC.


                                By:            /s/ Suzanne Peeters
                                        -------------------------------------
                                        Suzanne Peeters
                                Title:  Senior Vice-President Analytical
                                        Services



                                            /s/ Johann Jakob Vollenweider
                                        -------------------------------------
                                        DR. JOHANN JAKOB VOLLENWEIDER

                                        ALBERS & CO.

                                By:        /s/ Johann Jakob Vollenweider
                                        -------------------------------------
                                        Dr. Johann Jakob Vollenweider




                                                   /s/ Ernst Fischer
                                        -------------------------------------
                                        DR. ERNST FISCHER


                                        INNOVENT CAPITAL LTD.


                                By:        /s/ Johann Jakob Vollenweider
                                        -------------------------------------
                                        Dr. Johann Jakob Vollenweider



                                               /s/ Werner Hassler
                                        -------------------------------------
                                        WERNER HASSLER


                                                 /s/ Peter Joller
                                        -------------------------------------
                                        DR. PETER JOLLER


                                                /s/ David Karabelnik
                                        -------------------------------------
                                        DR. DAVID KARABELNIK


                                                  /s/ Andreas Wicki
                                        -------------------------------------
                                        DR. ANDREAS WICKI



                                        MONTREAL TRUST COMPANY


                                By:         /s/ Antonietta Deluca
                                        -------------------------------------
                                        ANTONIETTA DELUCA
                                Title:  Senior Trust Officer


                                By:          /s/ Francine Beausejour
                                        -------------------------------------
                                        FRANCINE BEAUSEJOUR
                                Title:  Account Manager